EXHIBIT 10.31

ZIONS BANCORPORATION

2005 STOCK OPTION AND INCENTIVE PLAN

2012 DEFERRED SALARY STOCK UNIT AWARD AGREEMENT

This Salary Stock Unit Award Agreement (the “Agreement”) is made and entered into as of January 1, 2012 by and between Zions Bancorporation, a Utah corporation (the “Company”), and the person named on Exhibit A (the “Grantee”) pursuant to the Company’s 2005 Stock Option and Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1.    Grant of Deferred Stock Units. Pursuant and subject to the Plan and this Agreement, the Company agrees to grant as of the bi-weekly payroll dates for services performed for the Company by the Grantee in 2012, a number of Deferred Stock Units (the “Stock Units”). The Stock Units will be calculated by dividing the bi-weekly salary stock cash value (the “Salary Stock Cash Value”) set forth on Exhibit A less applicable payroll taxes (e.g., FICA and FUTA) and dividing the net amount by the closing price of Zions Bancorporation common stock as of the applicable payroll date. The Stock Units will be immediately 100% vested upon the Grant Dates. Grantee’s ownership of and rights with respect to the Stock Units are limited by the terms and conditions of the Plan and this Agreement, including restrictions on Grantee’s right to transfer the Stock Units.

2.    Transfer Restriction. The Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Plan or this Agreement.

3.    Payment Dates. The Stock Units will be settled 100% in cash on September 30, 2012, for shares granted between January 1, 2012, and June 30, 2012, and 100% on March 31, 2013, for shares granted between July 1, 2012, and December 31, 2012; provided that Grantee has satisfied all applicable tax withholding obligations as provided in Section 5.1 below and the conditions of Sections 5.2 and 5.3. The value of each Stock Unit on the applicable payment date shall be determined based on the average Fair Market Value of the Company’s Common Stock for each trading day during the thirty (30)-trading day period immediately prior to such payment date.

4.    Termination of Employment; Termination of Right to Stock Units. In the event of Grantee’s death prior to the payment dates, the cash value of the vested Stock Units (determined in accordance with Section 3 above) shall be paid as of the date one month following the date of death. Upon Termination of Employment for any other reason, the Stock Units that have not yet been paid as of the date of such termination shall remain subject to the provisions of Section 3 above. Grantee’s rights in respect of future grants of Stock Units shall immediately terminate upon Termination of Employment, except that Grantee shall be entitled to receive a final grant of Stock Units determined in accordance with Section 1 for any portion of Grantee’s Salary Stock Cash Value that had accrued through the date of Termination of Employment but had not yet been paid. In addition, Grantee’s right to future Stock Units under this Agreement will terminate on December 31, 2012.

5.    Conditions to Lapse of Transfer Restrictions.

5.1    Tax Withholding. Prior to the lapse of transfer restriction on the Stock Units, Grantee must pay, or otherwise provide for to the satisfaction of the Company, any applicable federal or state withholding obligations of the Company. Unless the Committee permits otherwise, Grantee shall provide for payment of withholding taxes (e.g., income taxes) upon the applicable payment date by hereby allowing and directing the Company to retain cash based on the Fair Market Value (determined as of the applicable payment date) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company shall pay the net cash amount to Grantee after such deduction.

5.2    Compliance with Laws. The transfer restrictions set forth in Section 2 above shall not lapse unless such lapse and the issuance or release of the related Stock Units is in compliance, to the reasonable satisfaction of the Committee, with all applicable federal and state laws, as they are in effect on the date of the lapse of restrictions.

5.3    Other Conditions. The Committee may require that Grantee comply with such other procedures relating to the payment of amounts under the Stock Units as the Committee may determine, including, but not limited to, the manner in which Grantee shall satisfy tax withholding obligations with respect to the Stock Units.

6.    Right of Offset. The Company shall have the right to offset against the obligation to release shares of Common Stock, any outstanding amounts then owed by Grantee to the Company, but only to the extent such offset does not violate Section 409A of the Code.

7.    Nontransferability of Agreement. The rights conferred by this Agreement shall not be assignable or transferable by Grantee other than by will or by the laws of descent and distribution, and shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 7 shall be void.

8.    Privileges of Stock Ownership. Grantee shall not have the rights of a stockholder with respect to voting or dividends.

9.    No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company or any Related Entity, or limit in any way the right of the Company or any Related Entity to terminate Grantee’s employment or other relationship at any time, with or without Cause. The Company has not yet determined whether, and to what extent, the Stock Units will be taken into account for purposes of determining benefits under other compensation and benefit plans, programs, policies and arrangements maintained by the Company. Any such determination will be made in the sole discretion of the Company and the Company will inform Grantee once such a determination has been made.

10.    Change in Control. Subject to the terms of the Plan upon the occurrence of a Change in Control, the Stock Units shall be paid as soon as practicable thereafter to the extent permitted under applicable law, rules, regulation and guidance.

11.    Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect Grantee’s rights and obligations under this Agreement with respect to amounts that Grantee has already earned and accrued without Grantee’s prior written consent (or the consent of Grantee’s estate, if such consent is obtained after Grantee’s death) and any such amendment shall be made in accordance with Section 409A of the Code. Any amendment of this Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee. Subject to the other provisions of this Section 11, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

12.    Entire Agreement. These Stock Units are granted pursuant to Section 2.13 of the Plan and this Agreement. The Plan is incorporated herein by reference. This Agreement, the Plan and such other documents as may be executed in connection with this Stock Unit grant constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

13.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address on file in the Corporate Human Resource directory or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

14.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to that body of law pertaining to choice of law or conflict of laws.

16.    Regulatory Matters/Compliance with Laws. Compensation under this Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government, as the same are in effect from time to time. Grantee may receive compensation under this Agreement only to the extent that it is consistent with those regulations and requirements. In the event that the grant, exercise, lapse of restrictions, payment, settlement, or accrual of this award or any term of this award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by Committee in its sole discretion, then the Committee may unilaterally modify the terms of this award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this award.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted above.

    ZIONS BANCORPORATION

By:    /s/ Harris H. Simmons

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